Exhibit 10.15

MASTER LABORATORY RESEARCH SUPPORT AND SERVICES AGREEMENT

This Master Laboratory Research Support and Services Agreement (the “Agreement”) is entered into by and between Biocept, Inc., a California corporation (“Biocept”) and Dana Farber Partners Cancer Care, Inc., a not-for-profit tax-exempt corporation organized under the laws of the Commonwealth of Massachusetts (“Institution”) for the purpose of establishing the terms and conditions under which Biocept will perform certain laboratory research support services and/or studies or tests (“Research Support”) on samples to be provided by Institution. Biocept and Institution are referred to here individually as a “Party” and collectively as the “Parties”.

WHEREAS, Biocept possesses certain scientific and medical expertise and proprietary technology to be used in providing Research Support services to Institution for one or more clinical research studies (each a “Study”);

WHEREAS, Institution from time to time may seek to obtain the Research Support and services of Biocept for a Study on the terms and conditions set forth herein;

WHEREAS, Institution and Biocept desire to provide a full statement of their respective rights, obligations and duties in connection with the performance of any such laboratory Research Support and services by Biocept;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the parties agree as follows:

1.	STATEMENT OF WORK (SOW); RESEARCH SUPPORT PERFORMANCE

1.1 This Agreement sets forth the terms for all Research Support and/or services (“Services”) Biocept shall provide to Institution, except as otherwise agreed in writing by the Parties. Details regarding such Research Support shall be outlined in a written study plan or protocol (as amended or supplemented, the “Statement of Work” or “SOW”) applicable to such Research Support and Services to be provided, which shall be drafted and approved by the Parties. Each SOW shall be individually numbered, titled and signed by the Parties, and is incorporated herein by this reference. Each SOW shall set forth the specific number and type of samples to be tested, and the specific analyses to be performed. SOW BIOCEPT#01, a copy of which has been agreed upon by the Parties, shall apply for purposes of the initial Study.

1.2 This Agreement, together with each individual SOW (including any amendments or supplements), but separate and apart from any other SOW, shall constitute the entire agreement between the Parties for the performance of any Research Support defined in the applicable SOW. Any changes to a SOW shall be in writing, executed by the Parties, attached to the original SOW and incorporated therein.

1.3 The performance of any Research Support and Services shall be controlled by the terms and conditions of this Agreement (including any applicable SOW). Any terms and conditions in any purchase order, invoice, acknowledgment, confirmation or other document provided by either Party to the other Party that are different from or in addition to those set forth in this Agreement are expressly rejected and shall be of no effect, even if signed and returned. In the event of a conflict between the terms and conditions of this Agreement and any SOW, the terms and conditions of this Agreement shall control.

1.4 Biocept shall perform all Research Support and Services in compliance with the applicable SOW and with Biocept’s standard practices including standards of good laboratory practices. Further, the Research Support and Services shall be performed by qualified personnel in a professional and competent manner, in compliance with all applicable laws, ordinances, rules regulations and guidelines of the United States Food and Drug Administration (“FDA”) and other applicable regulatory authorities and Biocept shall provide data to Institution in a format suitable for use by the FDA if so required. Biocept shall at all times during the term of this Agreement and any SOW maintain all licenses as are necessary for the performance of the Research Support and Services.

1.5 Biocept shall prepare and deliver to Institution, in a timely fashion, all reports and other documentation required under a SOW. In addition, upon completion of any Research Support and Services, Biocept shall prepare and provide to Institution a final written report describing, in a scientific and detailed manner, its activities in the course of performing the Research Support and Services and the results obtained therefrom. Institution shall own and have unrestricted right to use the results generated in connection with the performance by Biocept of the Research Support under this Agreement other than Biocept Technology (defined in Section 10.2). Institution shall have the right to use any information contained in the summary of results and final written report other than Biocept Technology (defined in Section 10.2) for its research, education, and clinical purposes, for inclusion in grant applications, and as necessary to comply with any federal, state or local government laws or regulations.

2.	STUDY SAMPLES

2.1 Institution shall provide Biocept with sufficient amounts of samples (“Samples”), typically human blood samples, to be tested. Biocept agrees to use the Samples only for the purposes set out in the SOW. Biocept shall not sell or otherwise distribute Samples to a third party for any purpose. This Agreement and the resulting transfer of Samples constitute a non-exclusive license to use the Samples solely for the research purposes described in the specific SOW under which the Samples are transferred. Biocept shall not use Samples for any products or processes for profit-making or commercial purposes. Upon termination or expiration of the Research Support and Services under a specific SOW, Biocept shall either arrange to return to Institution or destroy all unused Samples.

2.2 For each Sample provided to Biocept in connection with Biocept’s performance under the SOW, Institution shall provide to Biocept in writing the associated patient staging data for the patient from whom such Sample was obtained, including, but not limited to, such patient’s diagnosis, TNM analysis, the status of such patient’s cancer, biomarker analysis performed on the tumor with results, etc. (collectively, the “Sample Information”). Institution shall ensure that the informed consent of each patient that is the source of Samples or Sample Information is obtained in compliance with applicable federal, state and local laws, rules and regulations. Biocept will use, store, and disclose any Samples including (i) any blood, serum, urine, saliva, bone marrow or tissue sample/specimen and (ii) any tangible material isolated therefrom, including but not limited to any DNA, RNA and other biological substances it receives only in accordance with the uses set forth in the protocol or SOW and informed consent form signed by study subjects and in compliance with applicable law, and in any event will not use, store, or disclose any individually identifiable health information attached to or contained within the Sample in any manner that would violate the terms of Section 6.4 of this Agreement.

2.3 The Parties agree that Institution owns the Samples and the transfer of such materials to Biocept under the terms of this Agreement shall not affect Institution’s ownership interest therein. Institution shall clearly mark and identify all Samples transferred to Biocept. All Samples will be maintained by Biocept so that such materials are readily identifiable. Further, the transfer of Samples to Biocept gives Biocept no rights in such material other than those specifically set forth in this Agreement. Biocept agrees to use the Samples solely for the Research Support and Services as specified in the SOW for which such materials are provided hereunder and shall not transfer, deliver or otherwise release such materials to a third party without the express prior written consent of Institution.

3.	STUDY DIRECTOR

3.1 Biocept shall appoint a “Study Director” to be responsible for each SOW. The Study Director shall coordinate performance of the Research Support and Services related to a SOW with a representative designated by Institution, which representative shall have responsibility for coordinating performance of the SOW for Institution. The Study Director and Institution’s representative shall be named in each SOW.

4.	COMPLIANCE; RECORDS

4.1 Biocept shall perform Research Support and Services in accordance with the current state of the laboratory research art and the applicable SOW. Biocept shall comply with those government regulatory requirements, if and as specified within the applicable SOW, and as appropriate to the Research Support and Services. If Institution requires any special procedures to be undertaken by Biocept, such procedures shall be reviewed prior to the start of work and, if accepted, appended to the SOW.

4.2 Biocept shall maintain complete and accurate records, in appropriate detail for regulatory purposes, fully and properly reflecting all tests performed by it and the results thereof, including without limitation, such data and materials as are required to be maintained pursuit to any applicable law, ordinance, rule or regulation, and any applicable SOW (“Records”).

4.3 Biocept shall maintain the Records for two (2) years or such other longer amount of time as is required by any law, ordinance, rule or regulation, or the applicable SOW. Upon Institution’s request, and at Institution’s expense, Biocept shall deliver to Institution all original Records, or if requested by Institution, certified or authenticated complete legible copies of such Records.

4.4 Access to all Records, for inspection and copying, shall be made available by Biocept to Institution upon reasonable prior written notice to Biocept during normal business hours; provided, however, that Biocept shall not be obligated to provide Institution with access to information not directly related to the Research Support or, except as expressly set forth in a SOW, access to any Biocept Technology (defined in Section 10.2) or any Confidential Information (defined below) of Biocept, and that Biocept may require that Institution’s representatives conducting any such examination or inspection first execute a non-disclosure agreement.

5.	LABORATORY VISITS

5.1 Institution’s representative(s) shall have the right to conduct inspections, audits and investigations of Biocept’s facilities, equipment, record-keeping procedures and records, and to discuss the same with appropriate representatives of Biocept from time to time to determine that any Research Support is being conducted in accordance with this Agreement. Institution shall provide reasonable prior written notice to Biocept, and may at reasonable times and with reasonable frequency, during normal business hours, observe the progress of a SOW and its associated Research Support and Services but in a manner not to unreasonably disturb or impede progress on such SOW. Biocept shall assist Institution in scheduling such visits, but reserves the right to schedule such visits as may be necessary so as not to compromise confidential or proprietary information of other Biocept customers who may have studies ongoing at Biocept at the time of any requested visit. Biocept shall promptly rectify any material noncompliance with the terms of the Agreement, including applicable protocol specifications and standards of good laboratory practices discovered during such inspections, audits and investigations of which Biocept is notified. Biocept shall submit to all inquiries, audits and inspections by the FDA and other applicable regulatory authorities relating specifically to the Research Support and Services. To the extent permitted by applicable law, Biocept shall promptly notify Institution upon receipt of notice of any inspection by the FDA or any applicable regulatory authorities relating specifically to the Research Support and Services provided hereunder, and Biocept shall promptly notify Institution of any findings of such regulatory authorities.

6.	CONFIDENTIAL INFORMATION

6.1 “Confidential Information” of a Party shall mean all information disclosed or made available by such Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement. Confidential Information of Biocept shall include, without limitation, all Biocept Technology (defined in Section 10.2) disclosed or made available by Biocept to Institution. Confidential Information of Institution shall include, without limitation, the Samples, Sample Information, and, notwithstanding the first sentence of this Section 6.1, all results. Confidential Information shall not include information that the Receiving Party can demonstrate by competent evidence: (a) is now, or hereafter becomes, through no breach of this Agreement by the Receiving Party, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its pre-existing written records; (c) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction on disclosure; or (d) is hereafter independently developed by the Receiving Party without reference to or reliance upon Confidential Information and without any breach of this Agreement as evidenced by written records.

6.2 Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the obligations of confidentiality survive for seven (7) years beyond the later of (i) expiration or earlier termination of this Agreement or (ii) the expiration or earlier termination of the SOW under which the Confidential Information was disclosed. The Receiving Party shall: (i) maintain the confidentiality of the Confidential Information; (ii) use Confidential Information only for the purposes expressly contemplated by this Agreement, or a SOW; (iii) treat Confidential Information as it would its own proprietary information, which in no event shall be less than a reasonable standard of care; (iv) take all reasonable precautions to prevent the disclosure of Confidential Information to a third party, and (v) disclose Confidential Information only to those employees who have a need to know such Confidential Information for the purposes expressly contemplated by this Agreement or a SOW, and who are subject to obligations to confidentiality substantially similar to those set forth herein. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to the extent required by law, rule, regulation, government requirement or court order, provided that the Receiving Party shall provide reasonable prior written notice to the Disclosing Party of such required disclosure and, at the Disclosing Party’s request and expense, shall cooperate with the Disclosing Party’s efforts to contest such requirement, or to obtain a protective order covering, or other confidential treatment of, the Confidential Information required to be disclosed.

6.3 Institution shall comply in all material respects with all applicable federal, state and local laws and regulations regarding the privacy of individually identifiable health information (including its collection, use, storage, and disclosure), including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations promulgated thereunder, as may be amended from time to time. Biocept agrees to use, store, and disclose individually identifiable health information contained or provided with the Samples only for the purpose of the Research Support and Services, and for the purpose of complying with applicable law. Biocept will use all reasonable efforts to protect the privacy and security of any individually identifiable health information contained or provided with the Samples and will require its business partners to do so also. Biocept will not contact any patients whose Samples they have been are provided, unless permitted by the informed consent form. No other provision in this Agreement shall be construed to override the provisions of this Section 6.4

7.	REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

7.1 Each Party represents and warrants to the other the other Party that (i) it is duly organized, validly existing and in good standing under the laws of their respective state of incorporation, organization or formation, (ii) it has full corporate or entity power and authority to execute, deliver and perform this Agreement, (iii) this Agreement is enforceable against it in accordance with its terms, and (iv) this Agreement does not conflict with, violate or constitute a breach or default under any other agreement of a material nature or amount to which it is a party or to which it or its assets are subject.

7.2 Except as expressly set forth in this Agreement, THE CONFIDENTIAL INFORMATION, SAMPLES, MATERIALS, WORK PRODUCT AND TECHNOLOGY MADE AVAILABLE BY EACH PARTY TO THE OTHER PARTY HEREUNDER ARE BEING SUPPLIED “AS IS’, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT, SAFETY, OR FITNESS FOR A PARTICULAR PURPOSE. THE SAMPLES HAVE NOT BEEN ANALYZED OR TESTED BY INSTITUTION AND MAY, THEREFORE, CONTAIN VIRUSES, BACTERIA OR OTHER POTENTIALLY DANGEROUS COMPONENTS. BIOCEPT ACKNOWLEDGES AND ACCEPTS THE RISKS OF SUCH VIRUSES, BACTERIA OR OTHER POTENTIALLY DANGEROUS COMPONENTS.

8.	INDEMNIFICATION

8.1 Each Party shall be solely responsible for such Party’s (including its employees, agents and representatives) acts of negligence and/or reckless acts or omissions in the performance of their duties hereunder, and shall be financially and legally responsible for all liabilities, costs, damages, expenses and attorney fees resulting from, or attributable to any and all such acts or omissions. Neither Party shall have any obligation to indemnify the other Party and/or their agents, employees and representatives.

8.2 Each Party shall maintain general liability and malpractice insurance (either on an indemnity or self-insured basis) in an amount not less than $1,000,000 per occurrence, $2,000,000 aggregate, and $2,000,000.00 per occurrence, $2,000,000.00 aggregate, respectively.

8.3 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND THE COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, IN CONNECTION WITH THIS AGREEMENT.

9.	USE OF NAMES

9.1 Except as is required by law or for disclosure by Institution of Biocept’s support for a Study in publications, neither Party to this Agreement shall use the name of the other Party or of any staff member, employee, student, or agent of the other Party or any adaptation, acronym or name by which the other Party is commonly known, in any advertising, promotional or sales literature or in any publicity without the prior written approval of the Party or individual whose name is to be used.

10.	INVENTIONS AND PATENTS

10.1 Institution will own and have unrestricted free right to use for all purposes the data and information generated or created for Institution in connection with the performance by Biocept of Research Support and Services under this Agreement or a SOW, other than Biocept Technology (defined in Section 10.2). Biocept shall provide notice to Institution of all inventions, technology and discoveries conceived, identified, developed and/or reduced to practice during the course of, and as a direct result of performing, any Research Support and Services or a SOW performed under this Agreement (each, a “Institution Invention”), within sixty (60) days of becoming aware of such Institution Invention; provided, however, that Institution Inventions shall exclude Biocept Technology, and Biocept shall have no obligation to disclose any Biocept Technology to Institution except as expressly contemplated by a SOW. All Institution Inventions shall be assigned to Institution by Biocept at Institution’s request, provided Institution requests such assignment within six (6) months of notification of such invention or discovery. Biocept shall provide Institution with reasonable technical assistance as Institution may request and at Institution’s cost to obtain patents on Institution Inventions. Biocept shall ensure that each of its employees, agents, consultants and subcontractors performing any part of the Research Support and Services is contractually obligated to assign all Institution Inventions to Biocept so that Biocept can comply with its obligations under this Section 10.1. Institution hereby grants to Biocept a perpetual, irrevocable, non-exclusive worldwide, royalty-free, fully paid license to use Institution Inventions for its internal research purposes, and otherwise in compliance with Section 6. Neither anything contained herein nor the delivery of any of the Samples or Confidential Information to Biocept shall be deemed to grant to Biocept any right or licenses under any patents or patent applications or under any know-how, technology or inventions of Institution.

10.2 Notwithstanding anything to the contrary in this Agreement, all discoveries and inventions that are conceived or made by Biocept in the course of performing any Research Support and Services or a SOW that relate to microfluidic devices, rare cell capture and analysis technology, and related inventions, processes, know-how, trade secrets, computer software including image analysis and other methodological innovations, whether developed before or after the Effective Date of a SOW (collectively, “Biocept Technology”), shall be the sole and exclusive confidential property of Biocept.

10.3 It is expressly agreed that neither Party transfers by operation of this Agreement to the other Party any patent right, copyright, or other proprietary right either Party owns as of the Effective Date, except as expressly set forth in this Agreement.

11.	PUBLICATION OF DATA

11.1 By Institution. Institution shall list Biocept’s name, and individual Biocept personnel as authors as appropriate, on any scientific manuscript or abstract that is submitted for publication or presentation that includes information that has been either directly or indirectly derived from the Research Support and Services on the Samples and related to the specific SOW under which the Samples were provided and the Research Support and Services were performed under this Agreement and SOW. Biocept shall be notified of such planned inclusion of its, and its personnel’s, name on scientific manuscripts or abstracts, provide permission for such inclusion, and be permitted to review and comment upon any publication or abstract on which its name or personnel are listed prior to submission.

11.2 By Biocept. In compliance with Section 6, Biocept shall not undertake publication of the results of any Research Support and Service without first receiving written permission from Institution. Publication of material relating to Biocept Technology, products or services shall not identify Institution or contain data encompassing Confidential Information belonging to Institution or derived from Samples provided by Institution without first receiving written permission from Institution.

12.	TERM AND TERMINATION

12.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless sooner terminated by mutual agreement or pursuant to any other provision of this Agreement, shall terminate five (5) years from the Effective Date.

12.2 Termination of Agreement by Either Party. Either Party may terminate this Agreement for any material breach by the other Party, providing that the terminating Party gives the breaching Party written notice of such breach, and the breach remains uncured after the expiration of thirty (30) days after such written notice was given. In addition, either Party, in its sole discretion, may elect to terminate this Agreement by giving at least thirty (30) days advance written notice thereof to the other Party; provided, however, that any SOW ongoing at such time shall be completed pursuant to the terms of this Agreement as if otherwise in effect. A termination of a particular SOW by either Party pursuant to the provisions of Section 12.3 or Section 12.4 below shall not, by itself, have the effect of or be deemed a termination of this Agreement in its entirety.

12.3 Termination of a SOW by Institution. Institution may, in its sole discretion, elect to terminate a SOW being performed under this Agreement by providing written notice thereof to Biocept, whereupon the following shall occur:

a) Biocept shall terminate the work as soon as is reasonably possible, and in any event within ten (10) days of receipt of the notice; and

b) Biocept shall invoice Institution for, and Institution shall promptly pay, all charges up to the effective date of termination, and any Research Support and Services performed within ten (10) days of receipt of notice, such work intended to efficiently terminate the SOW.

12.4 Termination of a SOW by Biocept. In the event of non-payment by Institution of any amount due and owing to Biocept pursuant to the Cost Schedule for a SOW as appropriately invoiced, and upon written notice thereof to Institution, Biocept may (in its sole discretion and in addition to any other remedies that Biocept may have at law or in equity) terminate such SOW in any reasonable manner (and stop work on other Research Support and Services being performed for Institution, if any, without any adverse effect on Biocept’s rights in connection with such Research Support and Services or SOW).

12.5 Effect of Termination or Expiration. Termination or expiration of this Agreement for any reason shall not relieve the Parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement. In the event of termination of this Agreement prior to the completion of Research Support specified in any SOW, Biocept shall be paid for all work completed through the effective date of termination in accordance with this Agreement, and such SOW(s), including reasonable and documented out-of-pocket expenses, and unless this Agreement is terminated by Biocept for convenience or Institution for default, any non-cancellable commitments incurred by Biocept in accordance with this Agreement and such SOW. Except as set forth in the preceding sentence, Biocept shall promptly refund to Institution any prepaid amounts not earned by Biocept prior to the effective date of such termination. Sections 2, 4, 5, 8, 6.4, 8, 9, 10, 11 and 15.2 of this Agreement shall survive expiration or any termination hereof.

13.	NOTICES

13.1 All notices given under this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission (receipt confirmed), overnight express courier (such as FedEx) or certified mail, return receipt requested, to the Parties at the addresses set forth on the signature page of this Agreement, or such other addresses as the Parties may designate in writing. A notice shall be deemed delivered and effective (i) if sent by facsimile transmission (receipt confirmed), on the business day following the date such facsimile transmission was sent and confirmed, (ii) if sent by overnight express courier, on the business day delivery is confirmed by signature of the receiving party, and (iii) if sent by certified mail, on the second business day following mailing.

14.	PAYMENTS TO BIOCEPT PURSUANT TO COST SCHEDULE

14.1 Institution and Biocept shall agree upon a budget for all Research Support and Services to be provided under a SOW by Biocept, which shall specify the fees for individual Samples or a Study. The schedule will be attached to the individual SOW (the “Cost Schedule”), which is hereby incorporated in this Agreement by this reference. Costs specified in the SOW are estimated prior to commencement of a Study, and Institution shall pay Biocept the amounts indicated there, as Research Support and Services are provided. The aggregate fees payable by Institution to Biocept for Research Support and Services shall not exceed the budget for such Research Support as in the SOW, regardless of the number of Samples or transactions processed, unless Institution shall expressly consent in writing to an increase in such budget, although Biocept shall only be responsible for testing the number of Samples indicated in the SOW without such written modification.

14.2 Once each calendar month, Biocept shall submit to Institution a single written invoice detailing amounts due to Biocept for performance of Research Support and Services as detailed in each SOW.

14.3 Institution shall pay Biocept invoiced amounts within forty-five (45) days of receipt of each invoice. Notwithstanding the foregoing, Biocept shall not be entitled to payment for invoiced amounts in excess of the costs for Research Support and Services specified in a SOW unless Biocept has obtained prior written authorization from Institution for such excess cost. Material amendments, deletions or additions to the SOW requested by Institution or by Biocept shall be the subject of separate additional cost estimates and require Institution’s and Biocept’s written acceptance thereto.

14.4 If any Research Support and Services are improperly performed, or Samples are unusable due to a delay caused by Biocept or as the result of an error, omission, or other wrongdoing or negligence by Biocept in performance of the Research Support and Services, Biocept will re-run the affected Service or portion of the work as promptly as possible at no cost to Institution, provided that Institution sends replacement Samples for testing.

14.5 Test results will be forwarded to Institution or its designee no later than fourteen (14) days after delivery of a Sample to Biocept, unless otherwise agreed by Biocept.

14.6 Biocept will not employ subcontractors to perform the laboratory services contemplated hereby without Institution’s prior written consent.

15.	MISCELLANEOUS PROVISIONS

15.1 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent in connection with the transfer or sale to a third party of all or substantially all of the business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

15.2 Applicable Law. The Parties agree to remain silent on applicable law.

15.3 Independent Contractor. Nothing herein shall create any association, partnership, joint venture, fiduciary duty or the relation of principal and agent between the Parties hereto, it being understood that each Party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other’s representatives in any way.

15.5 Remedies. The Parties acknowledge that breach of this Agreement or use of information provided by a Party contrary to the provisions of this Agreement may cause irreparable harm for which damages at law may not be an adequate remedy. Either Party may seek injunctive or other equitable relief from any court of competent jurisdiction as may be necessary to protect the rights or property of that Party

15.6 Force Majeure. Except for the obligation to pay money, a Party shall be excused from performing its obligations under this Agreement if its performance is delayed or prevented by any cause beyond such Party’s reasonable control, including, but not limited to, fire, flood, storm, tornado, earthquake, civil commotion, legal prohibition, strike, disease, Act of God, explosion, war, hostilities, vandalism or any catastrophe (a “Force Majeure Event”). Performance shall be excused only to the extent of and during the continuance of the Force Majeure Event. Any deadline or time for performance specified in the SOW which falls due during or subsequent to the occurrence of a Force Majeure Event shall be automatically extended for a period of time equal to the period of such Force Majeure Event. Any Party claiming disability of performance due to a Force Majeure Event shall promptly notify the other Party in writing of such Force Majeure Event. If Biocept is rendered practicably incapable of completing a Study or SOW within the time schedule required by Institution as a result of a Force Majeure Event, Biocept shall endeavor to conclude such Study or SOW in such a manner as to secure all possible data and information relevant to the objective of such Study or SOW without engaging in substantial further work. Under such circumstances, neither Party shall have any claims against the other except with respect to Institution’s liability to pay all charges accrued or earned up to the date of such termination (on a prorated basis, if appropriate).

15.7 Entire Agreement; Amendments; Severability; Headings. This Agreement represents the entire understanding and agreement between Biocept and Institution with respect to the subject matter hereof, and shall control over any previous or contemporaneous agreements, oral or written, between Institution and Biocept. Changes and additional provisions to this Agreement shall be binding on the Parties only if mutually agreed to, laid down in writing and signed effectively by the Parties. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable to any extent in any context, this Agreement shall nevertheless be enforced to the fullest extent allowed by law, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The headings of the paragraphs herein are for convenience only, and they shall not be of any effect in construing the contents of the respective paragraphs.

15.8 Neutral Construction. Each Party acknowledges that in the negotiation and drafting of this Agreement they have been represented by and have relied upon the advice of counsel of their choice. The Parties affirm that they and their counsel have had a substantial role in such negotiation and drafting and, therefore, the Parties agree that this Agreement shall be deemed to have been drafted by all the Parties hereto and the rule of construction to the effect that any contract ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibit hereto.

15.9 Waiver. No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver of this Agreement or any provision hereof shall be enforceable against any Party hereto unless in writing, signed by the Party against whom such waiver is claimed, and shall be limited solely to the one event. Each Party’s rights and remedies hereunder are cumulative and not exclusive.

15.10 Third-Party Beneficiaries. The Parties agree that there are no third-party beneficiaries of any kind to this Agreement.

15.11 Signatures; Counterparts. Each Party agrees that a facsimile of its signature printed by a receiving fax machine or an electronic copy of its signature stored in a PDF software application format shall be regarded as an original signature. Each Party further agrees that this Agreement may be executed in any number of counterparts, each of which shall be effective upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument.

IN WITNESS WHEREOF, INTENDING TO BE LEGALLY BOUND, the Parties have executed and delivered this Agreement by their duly authorized representatives, to be effective as of July 9, 2012.

Signatures on the following page

Biocept, Inc. 5810 Nancy Ridge Drive, Suite 150 San Diego, California 92121 Phone: (858) 320-8200 Fax: (858) 320-		Dana Farber Partners Cancer Care, Inc. 450 Brookline Avenue, BP319 Boston, Massachusetts 02115 Phone: 617-582-7717 Fax: 617-632-4452

By:	/s/ Michael J. Dunn	By:	/s/ Moira Hayes Waligory
Name:	Michael J. Dunn	Name:	Moira Hayes Waligory, RN, JD
Title:	SVP of Corporate Development	Title:	Clin. Res. Contracts Assoc.

Statement of Work – Sample

This Statement of Work (“SOW”), dated and effective [Month, Date, Year], submitted in connection with the Master Laboratory Services Agreement by and between Biocept and Dana Farber Partners Cancer Care, Inc. dated July 9, (“Agreement”), is hereby agreed to by the Parties.

Pursuant to Section 2 of the Agreement, this SOW (including any attachments hereto) shall be governed by the terms and conditions of the Agreement and, if applicable, any modifications to the Agreement agreed to by the Parties and set forth in this SOW under the section below, entitled “Modifications to Agreement.” Any modifications shall apply only to this SOW, and not to any previous or subsequent SOWs, unless expressly stated otherwise in such other SOW.

Modifications to Agreement

INSERT MODIFICATIONS:

Study

Biocept shall conduct the following testing for Dana Farber Partners Cancer Care, Inc.:

Study Title and Scope	Total Cost
XXX	XXX

Cost Schedule/Budget

Dana Farber Partners Cancer Care, Inc. shall pay Biocept for the SOW as follows:

Study Directors

Biocept:

Dana Farber Partners Cancer Care, Inc.:

Any invoices provided pursuant to this SOW shall be submitted to Dana Farber Partners Cancer Care, Inc., 450 Brookline Avenue, BP317, Boston, MA 02215 in accordance with the terms and conditions set forth in the Agreement and directed to the attention of: James Huse.

Biocept, Inc.	Dana Farber Partners Cancer Care, Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

15